UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Mitusi & Co., Ltd.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

606827202

(CUSIP Number)

December 31, 2008

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒ :  Rule 13d-1(b)

☐ :  Rule 13d-1(c)

☐ :  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 606827202

1	NAME OF REPORTING PERSON Mitsubishi UFJ Financial Group, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) (b)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Tokyo, Japan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 137,351,228
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 137,351,228
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 137,351,228
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.5%
12	TYPE OF REPORTING PERSON (See Instructions) FI

CUSIP NO. 606827202

1	NAME OF REPORTING PERSON The Bank of Tokyo–Mitsubishi UFJ, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) (b)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Tokyo, Japan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 30,375,000
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 30,375,000
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 30,375,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.7%
12	TYPE OF REPORTING PERSON (See Instructions) FI

CUSIP NO. 606827202

1	NAME OF REPORTING PERSON Mitsubishi UFJ Trust and Banking Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) (b)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Tokyo, Japan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 83,631,459
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 83,631,459
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 83,631,459
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.6%
12	TYPE OF REPORTING PERSON (See Instructions) FI

CUSIP NO. 606827202

1	NAME OF REPORTING PERSON Mitsubishi UFJ Securities Co., Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) (b)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Tokyo, Japan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 5,627,769
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 5,627,769
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,627,769
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3%
12	TYPE OF REPORTING PERSON (See Instructions) FI

CUSIP NO. 606827202

1	NAME OF REPORTING PERSON Mitsubishi UFJ Securities International plc
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) (b)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION London, United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 909,000
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 909,000
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 909,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12	TYPE OF REPORTING PERSON (See Instructions) FI

CUSIP NO. 606827202

1	NAME OF REPORTING PERSON Mitsubishi UFJ Asset Management Co., Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) (b)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Tokyo, Japan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 11,284,000
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 11,284,000
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,284,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.6%
12	TYPE OF REPORTING PERSON (See Instructions) FI

CUSIP NO. 606827202

1	NAME OF REPORTING PERSON Mitsubishi UFJ Asset Management (UK) Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) (b)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION London, United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 335,000
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 335,000
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 335,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON (See Instructions) FI

CUSIP NO. 606827202

1	NAME OF REPORTING PERSON MU Investments Co., Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) (b)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Tokyo, Japan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 5,973,000
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 5,973,000
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,973,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3%
12	TYPE OF REPORTING PERSON (See Instructions) FI

CUSIP NO. 606827202

1	NAME OF REPORTING PERSON kabu.com Securities Co., Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) (b)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Tokyo, Japan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 195,000
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 195,000
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 195,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON (See Instructions) FI

CUSIP NO. 606827202

1	NAME OF REPORTING PERSON KOKUSAI Asset Management Co., Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) (b)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Tokyo, Japan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 265,000
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 265,000
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 265,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON (See Instructions) FI

CUSIP NO. 606827202

ITEM 1

(a)	Name of Issuer

Mitsui & Co., Ltd.

(b)	Address of Issuer’s Principal Executive Offices

2-1 Ohtemachi 1-chome, Chiyoda-ku, Tokyo 100-0004, Japan

ITEM 2

(a)	Names of Persons Filing

Mitsubishi UFJ Financial Group, Inc. (“MUFG”)

The Bank of Tokyo-Mitsubishi UFJ, Ltd. (“BTMU”)

Mitsubishi UFJ Trust and Banking Corporation (“MUTB”)

Mitsubishi UFJ Securities Co., Ltd. (“MUS”)

Mitsubishi UFJ Securities International plc (“MUSI”)

Mitsubishi UFJ Asset Management Co., Ltd. (“MUAM”)

Mitsubishi UFJ Asset Management (UK) Ltd. (“MUAMUK”)

MU Investments Co., Ltd. (“MUI”)

kabu.com Securities Co., Ltd. (“KC”)

KOKUSAI Asset Management Co., Ltd. (“KAM”)

(b)	Address of Principal Business Office or, if none, Residence

MUFG:

7-1 Marunouchi 2-chome, Chiyoda-ku

Tokyo 100-8330, Japan

BTMU:

7-1 Marunouchi 2-chome, Chiyoda-ku

Tokyo 100-8388, Japan

MUTB:

4-5 Marunouchi 1-chome, Chiyoda-ku

Tokyo 100-8212, Japan

MUS:

4-1 Marunouchi 2-chome, Chiyoda-ku

Tokyo 100-6334, Japan

MUSI:

6 Broadgate, London EC2M 2AA

CUSIP NO. 606827202

United Kingdom

MUAM:

4-5 Marunouchi 1-chome, Chiyoda-ku

Tokyo 100-8212, Japan

MUAMUK:

12-15 Finsbury Circus, London, EC2M 7BT

United Kingdom

MUI:

2-15 Nihonbashi Muromachi 3-chome, Chuo-ku

Tokyo 103-0022, Japan

KC:

28-25 Shinkawa 1-chome, Chuo-ku

Tokyo 104-0033, Japan

KAM:

1-1 Marunouchi 3-chome, Chiyoda-ku

Tokyo 100-0005, Japan

(c)	Citizenship

Not applicable.

(d)	Title of Class of Securities

Common Stock

(e)	CUSIP Number

606827202

ITEM 3	If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
MUFG:	(a) ☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);
(b) ☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
(c) ☐	Insurance company as fined in section 3(a)(19) of the Act (15 U.S.C. 78c);
(d) ☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
(e) ☐	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);
(f) ☐	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);
(g) ☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

CUSIP NO. 606827202

(h) ☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i) ☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j) ☒	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);
(k) ☐	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Parent holding company

BTMU:	(a) ☐ Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);
(b) ☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
(c) ☐	Insurance company as fined in section 3(a)(19) of the Act (15 U.S.C. 78c);
(d) ☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
(e) ☐	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);
(f) ☐	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);
(g) ☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);
(h) ☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i) ☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j) ☒	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);
(k) ☐	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Bank

MUTB:	(a) ☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);
(b) ☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
(c) ☐	Insurance company as fined in section 3(a)(19) of the Act (15 U.S.C. 78c);
(d) ☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
(e) ☐	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

CUSIP NO. 606827202

(f) ☐	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);
(g) ☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);
(h) ☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i) ☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j) ☒	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);
(k) ☐	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Bank

MUS:	(a) ☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);
(b) ☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
(c) ☐	Insurance company as fined in section 3(a)(19) of the Act (15 U.S.C. 78c);
(d) ☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
(e) ☐	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);
(f) ☐	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);
(g) ☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);
(h) ☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i) ☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j) ☒	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);
(k) ☐	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Broker-dealer

MUSI:	(a) ☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);
(b) ☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
(c) ☐	Insurance company as fined in section 3(a)(19) of the Act (15 U.S.C. 78c);

CUSIP NO. 606827202

(d) ☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
(e) ☐	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);
(f) ☐	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);
(g) ☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);
(h) ☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i) ☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j) ☒	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);
(k) ☐	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Broker-dealer, Bank

MUAM:	(a) ☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);
(b) ☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
(c) ☐	Insurance company as fined in section 3(a)(19) of the Act (15 U.S.C. 78c);
(d) ☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
(e) ☐	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);
(f) ☐	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);
(g) ☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);
(h) ☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i) ☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j) ☒	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);
(k) ☐	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Investment adviser

MUAMUK:	(a) ☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

CUSIP NO. 606827202

(b) ☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
(c) ☐	Insurance company as fined in section 3(a)(19) of the Act (15 U.S.C. 78c);
(d) ☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
(e) ☐	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);
(f) ☐	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);
(g) ☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);
(h) ☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i) ☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j) ☒	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);
(k) ☐	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Investment adviser

MUI:	(a) ☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);
(b) ☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
(c) ☐	Insurance company as fined in section 3(a)(19) of the Act (15 U.S.C. 78c);
(d) ☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
(e) ☐	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);
(f) ☐	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);
(g) ☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);
(h) ☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i) ☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j) ☒	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);
(k) ☐	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

CUSIP NO. 606827202

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Investment adviser

KC:	(a) ☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);
(b) ☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
(c) ☐	Insurance company as fined in section 3(a)(19) of the Act (15 U.S.C. 78c);
(d) ☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
(e) ☐	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);
(f) ☐	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);
(g) ☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);
(h) ☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i) ☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j) ☒	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);
(k) ☐	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Broker-dealer

KAM:	(a) ☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);
(b) ☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
(c) ☐	Insurance company as fined in section 3(a)(19) of the Act (15 U.S.C. 78c);
(d) ☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
(e) ☐	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);
(f) ☐	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);
(g) ☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);
(h) ☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i) ☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

CUSIP NO. 606827202

(j) ☒	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);
(k) ☐	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Investment adviser

ITEM 4	Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

For MUFG

(a)	Amount beneficially owned:	137,351,228

(b)	Percent of class:	7.54%

(c)	Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote:	137,351,228
(ii) Shared power to vote or to direct the vote:	-0-
(iii) Sole power to dispose or to direct the disposition of:	137,351,228
(iv) Shared power to dispose or to direct the disposition of:	-0-

For BTMU

(a)	Amount beneficially owned:	30,375,000

(b)	Percent of class:	1.67%

(c)	Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote:	30,375,000
(ii) Shared power to vote or to direct the vote:	-0-
(iii) Sole power to dispose or to direct the disposition of:	30,375,000
(iv) Shared power to dispose or to direct the disposition of:	-0-

For MUTB

(a)	Amount beneficially owned:	83,631,459

(b)	Percent of class:	4.59%

(c)	Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote:	83,631,459
(ii) Shared power to vote or to direct the vote:	-0-
(iii) Sole power to dispose or to direct the disposition of:	83,631,459
(iv) Shared power to dispose or to direct the disposition of:	-0-

CUSIP NO. 606827202

For MUS

(a)	Amount beneficially owned:	5,627,769

(b)	Percent of class:	0.31%

(c)	Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote:	5,627,769
(ii) Shared power to vote or to direct the vote:	-0-
(iii) Sole power to dispose or to direct the disposition of:	5,627,769
(iv) Shared power to dispose or to direct the disposition of:	-0-

For MUSI

(a)	Amount beneficially owned:	909,000

(b)	Percent of class:	0.05%

(c)	Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote:	909,000
(ii) Shared power to vote or to direct the vote:	-0-
(iii) Sole power to dispose or to direct the disposition of:	909,000
(iv) Shared power to dispose or to direct the disposition of:	-0-

For MUAM

(a)	Amount beneficially owned:	11,284,000

(b)	Percent of class:	0.62%

(c)	Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote:	11,284,000
(ii) Shared power to vote or to direct the vote:	-0-
(iii) Sole power to dispose or to direct the disposition of:	11,284,000
(iv) Shared power to dispose or to direct the disposition of:	-0-

For MUAMUK

(a)	Amount beneficially owned:	335,000

(b)	Percent of class:	0.02%

(c)	Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote:	335,000
(ii) Shared power to vote or to direct the vote:	-0-
(iii) Sole power to dispose or to direct the disposition of:	335,000
(iv) Shared power to dispose or to direct the disposition of:	-0-

CUSIP NO. 606827202

For MUI

(a)	Amount beneficially owned:	5,973,000

(b)	Percent of class:	0.33%

(c)	Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote:	5,973,000
(ii) Shared power to vote or to direct the vote:	-0-
(iii) Sole power to dispose or to direct the disposition of:	5,973,000
(iv) Shared power to dispose or to direct the disposition of:	-0-

For KC

(a)	Amount beneficially owned:	195,000

(b)	Percent of class:	0.01%

(c)	Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote:	195,000
(ii) Shared power to vote or to direct the vote:	-0-
(iii) Sole power to dispose or to direct the disposition of:	195,000
(iv) Shared power to dispose or to direct the disposition of:	-0-

For KAM

(a)	Amount beneficially owned:	265,000

(b)	Percent of class:	0.01%

(c)	Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote:	265,000
(ii) Shared power to vote or to direct the vote:	-0-
(iii) Sole power to dispose or to direct the disposition of:	265,000
(iv) Shared power to dispose or to direct the disposition of:	-0-
ITEM 5	Ownership of Five Percent or Less of a Class

Not applicable.

ITEM 6	Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

ITEM 7	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

CUSIP NO. 606827202

As of December 31, 2008, MUFG beneficially owns 137,351,228 shares of the issuer indirectly through its subsidiaries as follows: BTMU holds 30,375,000 shares; MUTB holds 83,631,459 shares; MUS holds 5,627,769 shares (including 909,000 shares indirectly held through MUS’s subsidiary, MUSI); MUAM holds 11,284,000 shares (including 335,000 shares indirectly held through MUAM’s subsidiary, MUAMUK); MUI holds 5,973,000 shares; KC holds 195,000 shares; and KAM holds 265,000 shares.

ITEM 8	Identification and Classification of Members of the Group

Not applicable.

ITEM 9	Notice of Dissolution of Group

Not applicable.

ITEM 10	Certifications

By signing below the filers certify that, to the best of their knowledge and belief, (i) the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, and (ii) the foreign regulatory schemes applicable to parent holding companies, banks, broker-dealers and investment advisers, respectively, are substantially comparable to the regulatory schemes applicable to the functionally equivalent U.S. institutions. The filers also undertake to furnish to the Commission staff, upon request, information that would otherwise be disclosed in a Schedule 13D.

CUSIP NO. 606827202

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 6, 2009

MITSUBISHI UFJ FINANCIAL GROUP, INC.

By:	/s/ Takami Onodera

Name: Takami Onodera

Title: General Manager, Credit & Investment Management Division

CUSIP NO. 606827202

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 6, 2009

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By:	/s/ Takami Onodera

Name: Takami Onodera

Title: General Manager, Credit Policy & Planning Division

CUSIP NO. 606827202

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 6, 2009

MITSUBISHI UFJ TRUST AND BANKING CORPORATION

By:	/s/ Koji Kawakami

Name: Koji Kawakami

Title: Deputy General Manager of Trust Assets Planning Division

CUSIP NO. 606827202

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 6, 2009

MITSUBISHI UFJ SECURITIES CO., LTD.

By:	/s/ Masayasu Tsukada

Name: Masayasu Tsukada

Title: General Manager, Corporate Planning Division

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SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 6, 2009

MITSUBISHI UFJ SECURITIES INTERNATIONAL PLC

By:	/s/ Yasutaka Suehiro

Name: Yasutaka Suehiro

Title: Chief Administration Officer

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SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 6, 2009

MITSUBISHI UFJ ASSET MANAGEMENT CO., LTD.

By:	/s/ Katsutoshi Edamura

Name: Katsutoshi Edamura

Title: General Manager of Risk Management Division

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SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 6, 2009

MITSUBISHI UFJ ASSET MANAGEMENT (UK) LTD.

By:	/s/ Shojiro Ueda

Name: Shojiro Ueda

Title: Managing Director & CE

CUSIP NO. 606827202

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 6, 2009

MU INVESTMENTS CO., LTD.

By:	/s/ Kenji Fujii

Name: Kenji Fujii

Title: General Manager of Risk Management Dept.

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SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 6, 2009

KABU.COM SECURITIES CO., LTD.

By:	/s/ Takeshi Amemiya

Name: Takeshi Amemiya

Title: General Manager of Corporate Administration

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SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 6, 2009

KOKUSAI ASSET MANAGEMENT CO., LTD.

By:	/s/ Naohiko Sasaki

Name: Naohiko Sasaki

Title: General Manager, Investment Management Planning Dept.